EXHIBIT 16.1

June 23, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Mercury Air Group, Inc.’s Form 8-K dated June 16, 2003, and have the following comments:

1.	We agree with the statements made in the first, second, fourth, fifth, and sixth paragraphs of Item 4(a) and the third sentence of Item 4(b).

2.	We have no basis on which to agree or disagree with the statements made in the third paragraph of Item 4(a) and the first and second sentences of Item 4(b).

Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP